Hudson Pacific Properties, Inc.
Press Release

Hudson Pacific Properties Reports
Third Quarter 2021 Financial Results

Net Loss of $0.06 per Diluted Share
FFO of $0.50 per Diluted Share (Excluding Specified Items)
Same-store office and studio cash NOI increased 10.8% and 45.5%, respectively
Over 318,000 Square Feet of Office Leases Executed
GAAP and cash rent growth of 8.3% and 5.1%, respectively
Stabilized and in-service office portfolios 92.1% and 91.2% leased, respectively
Remaining 2021 office lease expirations just 1.9% of Company's Share of ABR
Completed Multiple Transactions to Grow Studio Platform
Purchased 91-acre London-area studio development site with Blackstone
Unveiled plans for 241,000-square-foot Los Angeles-area studio development with Blackstone
Acquired studio transportation and logistics businesses Star Waggons and Zio Studio Services
Narrowed Full-Year and Provided Q4 2021 FFO Guidance
$1.95 to $1.99 per diluted share (excluding specified items) for full-year
$0.48 to $0.50 per diluted share (excluding specified items) for Q4
____________
LOS ANGELES (October 26, 2021)—Hudson Pacific Properties, Inc. (the "Company" or "Hudson Pacific") (NYSE: HPP) today announced financial results for the third quarter 2021.

Management Comments & Industry Outlook
Victor Coleman, Hudson Pacific Properties' Chairman and CEO, said:

"Hudson Pacific remains very well positioned as we continue to navigate the pandemic and look to a return to office for most of our tenants by year-end or early 2022. Our studio and office tenants continue to pay rent and any deferrals. After completing nearly 320,000 square feet of office leasing this quarter with positive rent spreads, our stabilized office portfolio leased percentage remains north of 92%, and our remaining 2021 expirations equate to less than 2% of our annualized base rent. A further sign of our portfolio's resiliency, we achieved robust double digit same-store office and studio cash NOI growth—nearly 11% and 46%, respectively.

"In addition to office leasing, we have been very focused on the continued expansion of our studio portfolio, and successfully executed on multiple transactions in the third quarter. We announced two new Sunset Studios locations—our Sunset Glenoaks Studios development in the Los Angeles area and our Sunset Waltham Cross Studios development in the UK. We also purchased Star Waggons and Zio Studio Services in two separate transactions, enabling us to provide enhanced services to our studio clients and capture additional on- and off-lot production-related revenue."

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Consolidated Financial & Operating Results
For third quarter 2021 compared to third quarter 2020:
•Net loss attributable to common stockholders of $9.3 million, or $0.06 per diluted share, compared to net loss of $5.4 million, or $0.04 per diluted share;
•FFO, excluding specified items, of $77.3 million, or $0.50 per diluted share, compared to $66.0 million, or $0.43 per diluted share;
◦Specified items consisting of transaction-related expenses of $6.3 million, or $0.04 per diluted share, one-time debt extinguishment costs of $3.2 million, or $0.02 per diluted share and a one-time, prior-period supplemental property tax reimbursement related to Sunset Las Palmas of $1.3 million, or $0.01 per diluted share, compared to transaction-related expenses of $0.2 million, or $0.00 per diluted share and one-time debt extinguishment costs of $2.7 million, or $0.02 per diluted share;
•FFO, including specified items, of $69.1 million, or $0.45 per diluted share, compared to $63.2 million, or $0.41 per diluted share;
•Total revenue increased 16.0% to $227.6 million;
•Total operating expenses increased 13.8% to $190.8 million; and
•Interest expense increased 3.3% to $30.8 million.

Office Segment Results
Financial & operating
For third quarter 2021 compared to third quarter 2020:
•Total revenue increased 11.7% to $201.9 million.
•Operating expenses increased 8.8% to $71.9 million.
•Net operating income and cash net operating income for the 45 consolidated same-store office properties increased 5.1% and 10.8%, respectively.
Leasing
•Stabilized and in-service office portfolios were 92.1% and 91.2% leased, respectively; and
•Executed 53 new and renewal leases totaling 318,428 square feet with GAAP and cash rent growth of 8.3% and 5.1%, respectively.

Studio Segment Results
Financial & operating
For third quarter 2021 compared to third quarter 2020:
•Total revenue increased 65.5% to $25.8 million.
•Total operating expenses increased 33.3% to $12.0 million.
•Net operating income and cash net operating income for the three same-store studio properties

Hudson Pacific Properties, Inc.
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increased 49.8% and 45.5%, respectively.
Leasing
•Trailing 12-month occupancy for the three same-store studio properties was 87.6%.

Leasing Activity
Executed significant leases across the portfolio
•BrightEdge Technologies, Inc. renewed its 36,542-square-foot lease through August 2024 at Metro Center in Foster City.
•Globallogic renewed its 28,930-square-foot lease through March 2023 at Concourse in San Jose.
•Kramer Levin signed a 27,447-square-foot lease commencing September 2021 through October 2033 at 333 Twin Dolphin in Redwood City.
•Thorsteinssons renewed its 20,904-square-foot lease through February 2025 at Bentall Centre in Downtown Vancouver.

Acquisitions
Purchased London-area studio development site
On July 29, Hudson Pacific and Blackstone acquired a 91-acre site, 17 miles north of central London in Broxbourne, Hertfordshire, through a 35/65 (Hudson Pacific/Blackstone) joint venture for £120 million. The proposed development, which will be known as Sunset Waltham Cross Studios and is subject to planning permission, will transform the site into a world-class film and television studio campus with an expected total investment of approximately £700 million.

Expanded studio production services platform
In separate transactions, on August 16 and 31 respectively, the Company acquired Zio Studio Services and Star Waggons, two industry-leading companies that provide transportation and logistics services to studio productions, for a combined $222 million (before closing adjustments and including an estimated first year earnout payment). Star Waggons and Zio Studio Services collectively comprise a fleet of more than 1,100 luxury location trailers, specialized vehicles and other transportation assets and related equipment.

Development
Announced plans to build Los Angeles-area studio facility
On July 29, Hudson Pacific and Blackstone announced plans to develop through a 50/50 joint venture a fully entitled, state-of-the-art, purpose-built studio facility in Sun Valley, California. The approximately 241,000-square-foot, seven-stage facility, which will be known as Sunset Glenoaks Studios, is expected to start construction in fourth quarter 2021 with delivery in third quarter 2023, and will represent a total $170-190 million investment.

Unveiled plans for hybrid mass timber office development
On September 23, Hudson Pacific submitted plans for approval of a 16-story hybrid mass timber office and retail development at Bentall Centre called Burrard Exchange. Under the proposed plans, approximately 450,000 square feet of office and retail space would be added within the Bentall Centre campus, creating one of the tallest exposed mass timber office buildings in North America on one of the last large development sites in Downtown Vancouver.

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Financings
Refinanced Hollywood Media Portfolio
On August 9, the Company refinanced its mortgage loan secured by the Hollywood Media Portfolio. The new loan replaces the prior $900 million loan bearing LIBOR plus 2.15% per annum with a $1.1 billion loan bearing LIBOR plus 1.17%. The new loan has a two-year term from the first payment date, with three one-year extension options, subject to certain requirements, and is non-recourse, except as to customary non-recourse carve-outs. The Company purchased approximately $209.8 million of new loan, which bears interest at a weighted average rate of LIBOR plus 1.55% per annum.

Balance Sheet
As of the end of the third quarter 2021:
•$3.2 billion of the Company's share of unsecured and secured debt and preferred units (net of cash and cash equivalents) resulting in a leverage ratio of 43.2%.
•Approximately $0.6 billion of total liquidity comprised of:
◦$110.5 million of unrestricted cash and cash equivalents;
◦$300.0 million of undrawn capacity under the unsecured revolving credit facility; and
◦$194.4 million of undrawn capacity under the construction loan secured by One Westside and 10850 Pico.
•Investment grade credit rated with 68.1% unsecured and 77.3% fixed-rate debt and a weighted average maturity of 4.6 years.

Dividend
Paid common dividend
•The Company's Board of Directors declared a dividend on its common stock of $0.25 per share, equivalent to an annual rate of $1.00 per share.

Activities Subsequent to Third Quarter 2021
Earned top recognition in 2021 GRESB Assessment
On October 1, Hudson Pacific received top honors in the 2021 Global Real Estate Sustainability Benchmark (GRESB®) Real Estate Assessment for its ESG accomplishments. In addition to achieving Green Star and highest 5-Star ratings for a third consecutive year, Hudson Pacific was recognized as an Office Sector Leader for the Americas, and ranked first among the 22 companies in this category for the Development Benchmark. The Company also received an "A" Public Disclosure score, ranking first among U.S. office companies.

2021 Outlook
The Company is narrowing 2021 full-year and providing fourth-quarter guidance in the range of $1.95 to $1.99 per diluted share, excluding specified items, and $0.48 to $0.50 per diluted share, excluding specified items, respectively. Specified items for the full year, including those referenced in the Company's second quarter SEC filings and this earnings release, include $7.4 million of transaction-related expenses and $3.2 million of the Company's share of costs associated with the early extinguishment of debt. There are no specified items in connection with fourth quarter guidance.

Note the Company incurred $1.4 million of prior-period supplemental property tax expenses as noted in its first and second quarter SEC filings, nearly all of which was offset by the prior-period supplemental property

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tax reimbursement of $1.3 million received during the third quarter. As a result, the Company is not identifying a specified item related to prior-period property taxes for purposes of 2021 full-year guidance.

The FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release and in earlier announcements. It otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital markets activity or similar matters. There can be no assurance that actual results will not differ materially from this estimate.

Below are some of the assumptions the Company used in providing this guidance (dollars and share data in thousands):

	Current Guidance
	Full Year 2021
Metric	Low	High
FFO per share	$1.95	$1.99
Growth in same-store office property cash NOI(1)(2)(3)	3.75%	4.75%
Growth in same-store studio property cash NOI(1)(2)(4)	12.00%	13.00%
GAAP non-cash revenue (straight-line rent and above/below-market rents)(5)	$21,500	$31,500
GAAP non-cash expense (straight-line rent expense and above/below-market ground rent)	$(3,750)	$(3,750)
General and administrative expenses(6)	$(69,000)	$(73,000)
Interest expense(7)	$(121,500)	$(124,500)
Interest income	$3,700	$3,800
Corporate-related depreciation and amortization	$(7,750)	$(7,850)
FFO from unconsolidated joint ventures	$7,500	$8,500
FFO attributable to non-controlling interests	$(62,500)	$(66,500)
Weighted average common stock/units outstanding—diluted(8)	153,000	154,000
(1)Same-store for the full year 2021 is defined as the 43 office properties or three studio properties, as applicable, owned and included in the Company's stabilized portfolio as of January 1, 2020, and anticipated to still be owned and included in the stabilized portfolio through December 31, 2021.
(2)Please see non-GAAP information below for definition of cash NOI.
(3)This estimate excludes approximately $1.0 million of a one-time, prior-period supplemental property tax expense related to ICON and CUE. Please see the Same-Store Analysis in the Company’s Second Quarter 2021 Supplemental Operating and Financial Information report for further detail regarding this expense.
(4)This estimate excludes approximately $0.4 million of one-time, prior period supplemental property tax expenses related to Sunset Bronson and Sunset Gower. The estimate also excludes approximately $1.4 million of a one-time prior-period supplemental property tax reimbursement related to Sunset Las Palmas. Please see the Same-Store Analysis in the Company’s First, Second and Third Quarter 2021 Supplemental Operating and Financial Information reports for further detail regarding these expenses and reimbursements.
(5)Includes non-cash straight-line rent associated with the studio and office properties.
(6)Includes non-cash compensation expense, which the Company estimates at $21,000 in 2021.
(7)Includes amortization of deferred financing costs and loan discounts/premiums, which the Company estimates at $10,500 in 2021. This estimate does not include costs associated with the early extinguishment of debt, which the Company estimates at $6,249 in 2021.
(8)Diluted shares represent ownership in the Company through shares of common stock, OP Units and other convertible or exchangeable instruments. The weighted average fully diluted common stock/units outstanding for 2021 includes an estimate for the dilution impact of stock grants to the Company's executives under its 2019, 2020 and 2021 long-term incentive programs. This estimate is based on the projected award potential of such programs as of the end of the most recently completed quarter, as calculated in accordance with the ASC 260, Earnings Per Share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "FFO Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without

Hudson Pacific Properties, Inc.
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the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information
Supplemental financial information regarding Hudson Pacific's third quarter 2021 results may be found on the Investors section of the Company's website at HudsonPacificProperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call
The Company will hold a conference call to discuss third quarter 2021 financial results at 11:00 a.m. PT / 2:00 p.m. ET on October 27, 2021. Please dial (844) 200-6205 and enter passcode 811347 to access the call. International callers should dial (929) 526-1599. A live, listen-only webcast and replay can be accessed via the Investors section of the Company's website at HudsonPacificProperties.com.
About Hudson Pacific Properties
Hudson Pacific is a real estate investment trust with a portfolio of office and studio properties totaling over 20 million square feet, including land for development. Focused on global epicenters of innovation, media and technology, its anchor tenants include Fortune 500 and leading growth companies such as Google, Netflix, Riot Games, Square, Uber and more. Hudson Pacific is publicly traded on the NYSE under the symbol HPP and listed as a component of the S&P MidCap 400 Index. For more information visit HudsonPacificProperties.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact
Laura Campbell
Executive Vice President, Investor Relations & Marketing
(310) 622-1702
lcampbell@hudsonppi.com

Hudson Pacific Properties, Inc.
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Media Contact
Laura Murray
Director, Communications
(310) 622-1781
lmurray@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc.
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Consolidated Balance Sheets
In thousands, except share data

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Investment in real estate, at cost	$8,446,491	$8,215,017
Accumulated depreciation and amortization	(1,285,137)	(1,102,748)
Investment in real estate, net	7,161,354	7,112,269
Non-real estate property, plant and equipment, net	60,318	8,444
Cash and cash equivalents	110,500	113,686
Restricted cash	109,737	35,854
Accounts receivable, net	24,730	22,105
Straight-line rent receivables, net	241,281	225,685
Deferred leasing costs and intangible assets, net	335,619	285,836
U.S. Government securities	130,103	135,115
Operating lease right-of-use assets	273,997	264,880
Prepaid expenses and other assets, net	98,693	55,469
Investment in unconsolidated real estate entities	152,516	82,105
Goodwill	105,149	8,754
TOTAL ASSETS	$8,803,997	$8,350,202

LIABILITIES AND EQUITY
Liabilities
Unsecured and secured debt, net	$3,910,405	$3,399,492
In-substance defeased debt	129,105	131,707
Joint venture partner debt	66,136	66,136
Accounts payable, accrued liabilities and other	307,091	235,860
Operating lease liabilities	280,210	270,014
Intangible liabilities, net	40,257	49,144
Security deposits and prepaid rent	79,250	92,180
Total liabilities	4,812,454	4,244,533

Redeemable preferred units of the operating partnership	9,815	9,815
Redeemable non-controlling interest in consolidated real estate entities	129,348	127,874

Equity
Hudson Pacific Properties, Inc. stockholders' equity:
Common stock, $0.01 par value, 490,000,000 authorized, 152,320,252 shares and 151,401,365 shares outstanding at September 30, 2021 and December 31, 2020, respectively	1,523	1,514
Additional paid-in capital	3,389,693	3,469,758
Accumulated other comprehensive loss	(4,448)	(8,133)
Accumulated deficit	—	—
Total Hudson Pacific Properties, Inc. stockholders' equity	3,386,768	3,463,139
Non-controlling interest—members in consolidated real estate entities	417,255	467,009
Non-controlling interest—units in the operating partnership	48,357	37,832
Total equity	3,852,380	3,967,980
TOTAL LIABILITIES AND EQUITY	$8,803,997	$8,350,202

Hudson Pacific Properties, Inc.
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Consolidated Statements of Operations
In thousands, except share data

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020		2021	2020
REVENUES
Office
Rental	$197,941	$178,256		$580,354	$540,023
Service and other revenues	3,925	2,460		9,358	11,428
Total office revenues	201,866	180,716		589,712	551,451
Studio
Rental	12,768	11,724		36,472	36,767
Service and other revenues	12,998	3,845		30,169	12,904
Total studio revenues	25,766	15,569		66,641	49,671
Total revenues	227,632	196,285		656,353	601,122
OPERATING EXPENSES
Office operating expenses	71,865	66,075		207,538	194,546
Studio operating expenses	12,044	9,034		35,963	27,635
General and administrative	18,288	17,428		53,846	53,943
Depreciation and amortization	88,568	75,052		255,507	222,331
Total operating expenses	190,765	167,589		552,854	498,455
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate entities	566	(105)		1,671	69
Fee income	678	575		2,323	1,741
Interest expense	(30,825)	(29,838)		(91,800)	(84,185)
Interest income	934	1,056		2,868	3,129
Management services reimbursement income—unconsolidated real estate entities	253	—		879	—
Management services expense—unconsolidated real estate entities	(253)	—		(879)	—
Transaction-related expenses	(6,300)	(181)		(7,364)	(440)
Unrealized gain (loss) on non-real estate investments	827	513		11,620	(2,335)
Impairment loss	(2,762)	—		(2,762)	—
Loss on extinguishment of debt	(6,249)	(2,654)		(6,249)	(2,654)
Other income (expense)	82	576		(1,547)	1,606
Total other expense	(43,049)	(30,058)		(91,240)	(83,069)
Net (loss) income	(6,182)	(1,362)	—	12,259	19,598
Net income attributable to preferred units	(153)	(153)		(459)	(459)
Net income attributable to participating securities	(276)	(109)		(830)	(321)
Net income attributable to non-controlling interest in consolidated real estate entities	(3,585)	(5,170)		(15,764)	(12,577)
Net loss attributable to redeemable non-controlling interest in consolidated real estate entities	816	1,304		2,780	2,707
Net loss (income) attributable to non-controlling interest in the operating partnership	85	54		16	(89)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(9,295)	$(5,436)		$(1,998)	$8,859

BASIC AND DILUTED PER SHARE AMOUNTS
Net (loss) income attributable to common stockholders—basic	$(0.06)	$(0.04)		$(0.01)	$0.06
Net (loss) income attributable to common stockholders—diluted	$(0.06)	$(0.04)		$(0.01)	$0.06
Weighted average shares of common stock outstanding—basic	152,320,252	153,196,007		151,443,305	153,643,278
Weighted average shares of common stock outstanding—diluted	152,320,252	153,196,007		151,443,305	156,030,815

Hudson Pacific Properties, Inc.
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Funds From Operations
Unaudited, in thousands, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
RECONCILIATION OF NET (LOSS) INCOME TO FUNDS FROM OPERATIONS (“FFO”)(1):
Net (loss) income	$(6,182)	$(1,362)	$12,259	$19,598
Adjustments:
Depreciation and amortization—Consolidated	88,568	75,052	255,507	222,331
Depreciation and amortization—Non-real estate assets	(2,221)	(581)	(3,388)	(1,720)
Depreciation and amortization—Company's share from unconsolidated real estate entities	1,462	1,445	4,523	4,181
Impairment loss	2,762	—	2,762	—
Unrealized (gain) loss on non-real estate investments	(827)	(513)	(11,620)	2,335
Tax impact of unrealized gain on non-real estate investment	—	—	1,876	—
FFO attributable to non-controlling interests	(14,288)	(10,725)	(46,731)	(24,619)
FFO attributable to preferred units	(153)	(153)	(459)	(459)
FFO to common stockholders and unitholders	69,121	63,163	214,729	221,647
Specified items impacting FFO:
Transaction-related expenses	6,300	181	7,364	440
One-time straight line rent reserve	—	—	—	2,620
One-time prior period net property tax adjustment	(1,346)	—	26	—
One-time debt extinguishment cost—Company's share	3,187	2,654	3,187	2,654
FFO (excluding specified items) to common stockholders and unitholders	$77,262	$65,998	$225,306	$227,361

Weighted average common stock/units outstanding—diluted	154,027	154,774	153,379	155,422
FFO per common stock/unit—diluted	$0.45	$0.41	$1.40	$1.43
FFO (excluding specified items) per common stock/unit—diluted	$0.50	$0.43	$1.47	$1.46

1.Hudson Pacific calculates FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), adjusting for consolidated and unconsolidated joint ventures. The calculation of FFO includes amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. Hudson Pacific believes that FFO is a useful supplemental measure of its operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of the Company's activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, the Company's FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, Hudson Pacific believes that FFO along with the required GAAP presentations provides a more complete measurement of the Company's performance relative to its competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. Hudson Pacific uses FFO per share to calculate annual cash bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of Hudson Pacific's operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company's properties, which are significant economic costs and could materially impact the Company's results from operations.

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Net Operating Income
Unaudited, in thousands

	Three Months Ended September 30,
	2021	2020
RECONCILIATION OF NET LOSS TO NET OPERATING INCOME (“NOI”)(1):
Net loss	$(6,182)	$(1,362)
Adjustments:
(Income) loss from unconsolidated real estate entities	(566)	105
Fee income	(678)	(575)
Interest expense	30,825	29,838
Interest income	(934)	(1,056)
Management services reimbursement income—unconsolidated real estate entities	(253)	—
Management services expense—unconsolidated real estate entities	253	—
Transaction-related expenses	6,300	181
Unrealized gain on non-real estate investments	(827)	(513)
Impairment loss	2,762	—
Loss on extinguishment of debt	6,249	2,654
Other income	(82)	(576)
General and administrative	18,288	17,428
Depreciation and amortization	88,568	75,052
NOI	$143,723	$121,176

NET OPERATING INCOME BREAKDOWN
Same-store office cash revenues	174,540	161,484
Straight-line rent	683	5,788
Amortization of above-market and below-market leases, net	2,106	2,414
Amortization of lease incentive costs	(444)	(440)
Same-store office revenues	176,885	169,246

Same-store studios cash revenues	18,070	15,323
Straight-line rent	690	255
Amortization of above-market and below-market leases, net	—	(6)
Amortization of lease incentive costs	(9)	(3)
Same-store studio revenues	18,751	15,569

Same-store revenues	195,636	184,815

Same-store office cash expenses	61,944	59,827
Straight-line rent	325	366
Non-cash portion of interest expense	11	4
Amortization of above-market and below-market ground leases, net	586	586
Same-store office expenses	62,866	60,783

Same-store studio cash expenses	8,879	9,004
Non-cash portion of interest expense	80	30
Same-store studio expenses	8,959	9,034

Same-store expenses	71,825	69,817

Same-store net operating income	123,811	114,998
Non-same-store net operating income	19,912	6,178
NET OPERATING INCOME	$143,723	$121,176

SAME-STORE OFFICE NOI INCREASE	5.1%
SAME-STORE OFFICE CASH NOI INCREASE	10.8%
SAME-STORE STUDIO NOI INCREASE	49.8%
SAME-STORE STUDIO CASH NOI INCREASE	45.5%

Hudson Pacific Properties, Inc.
Press Release

1.Hudson Pacific evaluates performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities or cash flows as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of the Company's performance, or as an alternative to cash flows as a measure of liquidity, or the Company's ability to make distributions. All companies may not calculate NOI in the same manner. Hudson Pacific considers NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating the Company's properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. Hudson Pacific calculates NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. Hudson Pacific defines NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. Hudson Pacific believes NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.